TANGER FACTORY OUTLET CENTERS, INC.

Exhibit 99.1

News Release

TANGER ANNOUNCES 2-FOR-1 SPLIT OF ITS COMMON SHARES

Also Declares Cash Dividend for the Fourth Quarter 2010

GREENSBORO, NC, January 5, 2011, Tanger Factory Outlet Centers, Inc. (NYSE:SKT), announced today that its Board of Directors approved a 2-for-1 split of the Company's common shares (NYSE: SKT). The split will be effected by paying shareholders of record on January 13, 2011 a dividend of one new common share for each common share outstanding. The common share dividend effecting the share split will be payable on January 24, 2011.

The Company's Board of Directors also declared a quarterly dividend of $0.3875 per common share ($0.19375 per share on a split adjusted basis) for the fourth quarter ended December 31, 2010 payable on February 15, 2011 to shareholders of record on January 31, 2011. The Company has paid dividends each quarter since it became a publicly traded entity in May of 1993.

Following the common share split, the annualized cash dividend on the Company's common shares will be equal to $0.775 per share on a split adjusted basis.

Tanger Factory Outlet Centers, Inc., (NYSE:SKT) is a publicly traded REIT headquartered in Greensboro, North Carolina that operates and owns, or has ownership interests in, a portfolio of 33 upscale outlet shopping centers in 22 states coast-to-coast, totaling approximately 10.2 million square feet, leased to over 2,100 stores that are operated by more than 375 different brand name companies. More than 160 million shoppers visit Tanger Outlet Centers annually. For more information on Tanger Outlet Centers, call 1-800-4-TANGER or visit our website at www.tangeroutlet.com.

Contact: Frank C. Marchisello, Jr.
Executive Vice President and CFO
(336) 834-6834
Mona J. Walsh
Assistant Vice President, Corporate Communications
(336) 856-6021
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